Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Superior Energy Services, Inc.

(Exact Name of Registrant and Name of Persons Filing Statement)

Table 1: Transaction Valuation

	Transaction valuation	Fee rate	Amount of Filing Fee

Fees to be Paid	$8,969,680(1)	0.0001531	$1,373.26(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$8,969,680

Total Fees Due for Filing			$1,373.26

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$1,373.26

Table 2: Fee Offset Claims and Sources

	Form of Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources

(1)

Calculated solely for purposes of determining the filing fee. This amount assumes the acquisition of 112,121 shares of Class A Common Stock for $80.00 per share in cash in lieu of issuing fractional shares to holders of less than 800 shares of Class A Common Stock after the proposed Reverse Stock Split/Forward Stock Split.

(2)	In accordance with Section 13(e) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 1 above by 0.0001531.